UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 10, 2010

HI-TECH PHARMACAL CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

No. 0-20424	11-2638720
(Commission File Number)	(IRS Employer Identification No.)

369 Bayview Avenue, Amityville, New York	11701
(Address of Principal Executive Offices)	(Zip Code)

(631) 789-8228
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Reuben Seltzer – Employment Agreement.

On November 10, 2010, Hi-Tech Pharmacal Co., Inc. (the “Company”) and Mr. Reuben Seltzer entered into to an Employment Agreement (the “Agreement”), a copy of which is being filed as Exhibit 10.5 to this Current Report on Form 8-K.

The Agreement, effective as of September 13, 2010, provides for a term of’ employment until April 30, 2013.  The term is automatically renewed for successive one (1) year terms unless terminated (i) by the Company upon six (6) months advance written notice to Mr. Seltzer, (ii) by Mr. Seltzer upon thirty (30) days advance written notice to the Company, or (iii) unless terminated in accordance with the provisions of Section 5 of the Agreement.  The Agreement provides that he will receive as compensation for his services an annual salary equal to $425,000 for the period September 13, 2010 through April 30, 2011 and for each fiscal year thereafter during the term of the Agreement, Mr. Seltzer will be paid a base salary equal to the sum of (a) the Base Salary for the immediately preceding fiscal year and (b) an amount determined by multiplying the Base Salary in effect for the immediately preceding fiscal year by five (5%) percent.  Mr. Seltzer may also receive a bonus during each year of employment which shall be determined in accordance with performance goals set by the Company’s Compensation Committee in its sole discretion.  The bonus may be based on, among other things, Mr. Seltzer’s development and implementation of strategic objectives, acquisitions, product development, strategic alliances, including but not limited to, licensing arrangements and joint ventures, financings and strategic divestitures. Mr. Seltzer received options to purchase 45,000 shares of the Company’s common stock on November 10, 2010 with an exercise price equal to the closing price as of the close of business on such date. In addition, he received and will be eligible annually to receive options to purchase a minimum amount of 50,000 shares of the Company’s common stock, in accordance with the terms of the Company’s 2009 Stock Option Plan.

The Agreement provides that in the event of a termination of Mr. Seltzer’s employment by the Company without cause or by Mr. Seltzer for Good Reason (as that term is defined in the Agreement), Mr. Seltzer will receive severance equal to the sum of (i) his Salary for the greater of 6 months or the  balance of the term of the Agreement and (ii) the pro rata portion of his bonus for the prior year.  The Agreement provides that in the event of Mr. Seltzer’s disability, he will be paid his Salary during the continuance of his disability; provided, however, that the Salary paid to Mr. Seltzer shall be reduced by any proceeds paid to Mr. Seltzer, his designee or estate, from a disability insurance policy owned by the Company.

The Agreement also provides that in the event of a Change in Control of the Company (as defined in the Agreement), the Company will pay or cause its successor to pay to Mr. Seltzer, in cash, in a lump sum within fifteen (15) days after the Change in Control, an amount equal to three times his base compensation which equals the sum of (i) his annual salary on the day preceding the Change in Control, plus (ii) his annual bonus for the year immediately preceding the Change in Control.  In addition, following a Change in Control, at no cost to Mr. Seltzer, the Company will maintain for Mr. Seltzer and his dependents, all health, insurance and welfare benefits for the lesser of one year or until he and his dependents are eligible for similar benefits from his new employer and will continue to pay the automobile allowance provided in Section 4.4 of the Agreement until the end of the automobile lease then in effect but not more than 2 years.

The Agreement contains standard confidentiality provisions and indemnification provisions.

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On November 10, 2010, the Company held an annual meeting of its shareholders.

The matters considered and voted on by the shareholders at the annual meeting and the vote of the shareholders were as follows:

1.           The following individuals were elected as directors of the Company until the Company’s 2011 Annual Meeting of Shareholders:

	For	Withheld	Broker Non-Votes

David Seltzer	7,558,252	194,122	2,282,035
Reuben Seltzer	7,476,292	276,082	2,282,035
Martin M. Goldwyn	6,883,310	869,064	2,282,035
Yashar Hirshaut, M.D.	6,160,196	1,592,178	2,282,035
Jack van Hulst	6,552,129	1,200,245	2,282,035
Anthony J. Puglisi	7,215,093	537,281	2,282,035
Bruce W. Simpson	6,096,093	1,656,281	2,282,035

2.           The amendment of the Company’s 2009 Stock Option Plan to increase by 1,000,000 the number of shares of Common Stock reserved for issuance thereunder.

For	Against	Abstain	Broker Non-Votes

5,115,886	2,087,694	548,794	2,282,035

3.           The ratification of the appointment of EisnerAmper LLP, formerly Eisner LLP, as the Company’s independent auditors for the fiscal year ending April 30, 2011.

For	Against	Abstain

9,590,070	63,528	380,811

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2010	HI-TECH PHARMACAL CO., INC.

/s/ David S. Seltzer
Name: David S. Seltzer
Title: President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.5	Employment Agreement of Reuben Seltzer